BNY MELLON STATE MUNICIPAL BOND FUNDS

SHAREHOLDER SERVICES PLAN

Introduction:  It has been proposed that the above-captioned investment company (the "Fund") adopt a Shareholder Services Plan (the "Plan") under which the Fund would reimburse the Fund's distributor (the "Distributor") for certain allocated expenses of providing personal services and/or maintaining shareholder accounts with respect to Class Z shares of each series of the Fund set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Series").  The Plan is not to be adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), and the fee under the Plan is intended to be a "service fee" (a "Service Fee") as defined under the Conduct Rules of the Financial Industry Regulatory Authority (the "FINRA Rules").

The Fund's Board, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Series assets attributable to Class Z for such purposes.

In voting to approve the implementation of such a plan, the Board has concluded, in the exercise of its reasonable business judgment and in light of applicable fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Series and its Class Z shareholders.

The Plan:  The material aspects of this Plan are as follows:

1.              The Fund shall reimburse the Distributor an amount not to exceed an annual rate of .25 of 1% of the value of the Series' average daily net assets attributable to Class Z for its allocated expenses of providing personal services to shareholders and/or maintaining shareholder accounts with respect to Class Z; provided that, at no time, shall the amount paid to the Distributor under this Plan, together with amounts otherwise paid by a Series with respect to Class Z as a Service Fee under the FINRA Rules, exceed the maximum amount then payable under the FINRA Rules as a Service Fee.  The amount of such reimbursement shall be based on an expense allocation methodology prepared by the

Distributor annually and approved by the Fund's Board or on any other basis from time to time deemed reasonable by the Fund's Board.

2.              For the purposes of determining the fees payable under this Plan, the value of the net assets of the Series attributable to Class Z shares shall be computed in the manner specified in the Fund's charter documents for the computation of the value of the Fund's net assets.

3.              The Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan.  The report shall state the purpose for which the amounts were expended.

4.              As to each Series, this Plan will become effective at such time as is specified by the Fund's Board, provided the Plan is approved by a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

5.              As to each Series, this Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

6.              As to each Series, this Plan may be amended at any time by the Board, provided that any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.

7.              As to each Series, this Plan is terminable without penalty at any time by vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan.

8.         The obligations hereunder shall only be binding upon the assets and property of the affected Series and shall not be binding upon any Board member, officer or shareholder of the Fund individually.

Dated:              May 12, 2004

As amended:     June 3, 2019

EXHIBIT A

Name of Series

BNY Mellon Connecticut Fund

BNY Mellon Massachusetts Fund

BNY Mellon Pennsylvania Fund